Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Appoints Janice L. Fields to its Board of Directors

Fort Myers, FL – May 6, 2013 – Chico’s FAS, Inc. (NYSE: CHS) today announced that it has appointed Janice L. Fields to its Board of Directors, effective May 3, 2013, increasing the total number of Board seats to nine. Ms. Fields was also appointed to the Board’s Corporate Governance and Nominating Committee.

Ms. Fields served as President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, from January 2010 through November 2012. Previously, Ms. Fields held numerous roles at McDonald’s, having started her career as a crew member. Prior to serving as President, she held several executive positions within McDonald’s USA, including U.S. Division President for the Central Division from 2003 through 2006 and Executive Vice President and Chief Operating Officer from 2006 through January 2010.

Ms. Fields currently serves on the Board of Directors of Monsanto Company, a leading global provider of agricultural products. Ms. Fields also serves on the boards of The Field Museum, The Global Board of Ronald McDonald House Charities, and chairs the Board of United Cerebral Palsy.

Ross E. Roeder, Chairman of the Board commented, “We are delighted to welcome Jan to our Board of Directors. Jan has deep experience with innovation and strategic insights in a world-class company. Jan’s perspectives on growing a large retail organization while maintaining brand-right messaging and personal service will be highly valuable as we chart our path for future growth.”

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 611 boutiques and 102 outlets throughout the U.S., mails a catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 409 boutiques and 48 outlets, mails a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 209 boutiques and 16 outlets, mails a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available through the Boston Proper catalog, at www.bostonproper.com, and two boutiques.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199